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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                   SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       COMMISSION FILE NUMBER:  0-19682

                            CAYENNE SOFTWARE, INC.
            (Exact name of registrant as specified in its charter)

                                14 CROSBY DRIVE
                         BEDFORD, MASSACHUSETTS  01730
                                (781) 280-0505
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
           (Title of each class of securities covered by this Form)

                                     NONE
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)         [X]          Rule 12h-3(b)(1)(ii)     [X]
     Rule 12g-4(a)(1)(ii)        [_]          Rule 12h-3(b)(2)(i)      [_]
     Rule 12g-4(a)(2)(i)         [_]          Rule 12h-3(b)(2)(ii)     [_]
     Rule 12g-4(a)(2)(ii)        [_]          Rule 15d-6               [_]
     Rule 12h-3(b)(1)(i)         [_]

     Approximate number of holders of record as of the certification or notice date: ZERO


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cayenne Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            CAYENNE SOFTWARE, INC.


Date: October 29, 1998      By:  /s/ Don J. McDermett, Jr.
                                 -----------------------------------------------
                                 Don J. McDermett, Jr.
                                 Vice President and Secretary
                                 Sterling Software (Southern), Inc.
                                 (Successor by merger to Cayenne Software, Inc.)

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